ASSET PURCHASE AGREEMENT


BETWEEN


  McDONNELL INFORMATION SYSTEMS   GROUP PLC



  and



MANAGEMENT TECHNOLOGIES, INC.



March 1, 1996







  Brobeck Hale and Dorr
  Veritas House
  125 Finsbury Pavement
  London EC2A 1NQ
TEL: 0171 638 6688
             Fax: 0171 638 5888              TABLE OF CONTENTS

Clause                                                             Page No.

1.General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
  1.1     Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .  1
  1.2     Schedules and Exhibits. . . . . . . . . . . . . . . . . . . . .  5
  1.3     U.S. Dollars. . . . . . . . . . . . . . . . . . . . . . . . . .  5

2.Sale and Delivery of the Assets. . . . . . . . . . . . . . . . . . .  6
  2.1     Delivery of the Assets. . . . . . . . . . . . . . . . . . . . .  6
  2.2     Consideration . . . . . . . . . . . . . . . . . . . . . . . . .  7
  2.3     Assumption of Liabilities; Etc. . . . . . . . . . . . . . . . .  8
  2.4     Apportionment . . . . . . . . . . . . . . . . . . . . . . . . .  8
  2.5     Notice of Sale. . . . . . . . . . . . . . . . . . . . . . . . .  9
  2.6     Further Assurances; Transitional Arrangements . . . . . . . . .  9
  2.7     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

3.Representations of the Seller. . . . . . . . . . . . . . . . . . . . 10
  3.1     Corporate Organization. . . . . . . . . . . . . . . . . . . . . 10
  3.2     Authorization; No Conflict. . . . . . . . . . . . . . . . . . . 10
  3.3     Ownership of the Assets . . . . . . . . . . . . . . . . . . . . 10
  3.4     Financial Statements. . . . . . . . . . . . . . . . . . . . . . 11
  3.5     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  3.6     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  3.7     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  3.8     Compliance with Agreements and Laws . . . . . . . . . . . . . . 12
  3.9     Employee Relations. . . . . . . . . . . . . . . . . . . . . . . 12
  3.10    Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . 13
  3.11    Absence of Certain Changes or Events. . . . . . . . . . . . . . 14
  3.12    Intellectual Property . . . . . . . . . . . . . . . . . . . . . 15
  3.13    Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . 15

4.Representations of the Buyer . . . . . . . . . . . . . . . . . . . . 15
  4.1     Organization and Authority of Buyer . . . . . . . . . . . . . . 16
  4.2     Organization and Authority of Subsidiary. . . . . . . . . . . . 16
  4.3     Capitalization of the Buyer . . . . . . . . . . . . . . . . . . 16
  4.4     Authorization . . . . . . . . . . . . . . . . . . . . . . . . . 16
  4.5     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . 17
  4.6     Issuance of Consideration Shares and Earn-out Shares. . . . . . 17
  4.7     No Further Issues . . . . . . . . . . . . . . . . . . . . . . . 17
  4.8     No Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . 17
  4.9     Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . 17


5.Employees and Other Matters. . . . . . . . . . . . . . . . . . . . . 18
  5.1     Offer to U.S. Employees . . . . . . . . . . . . . . . . . . . . 18
  5.2     Transfer of Non-U.S. Employees. . . . . . . . . . . . . . . . . 18
  5.3     No Solicitation of Employees. . . . . . . . . . . . . . . . . . 18
  5.4     Termination of Employees. . . . . . . . . . . . . . . . . . . . 18
  5.5     Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . 18
  5.6     Transfer of Benefits of Employees . . . . . . . . . . . . . . . 19
  5.7     Consent of Seller to Transfer of Employees. . . . . . . . . . . 19
  5.8     Payroll . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  5.9     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 19

6.Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  6.1     Closing Agreements. . . . . . . . . . . . . . . . . . . . . . . 20
  6.2     Post-Closing Agreements.  . . . . . . . . . . . . . . . . . . . 20
  6.3     Development License.. . . . . . . . . . . . . . . . . . . . . . 21
  6.4     Bulk Sales. . . . . . . . . . . . . . . . . . . . . . . . . . . 21

7.Closing Deliveries of the Seller . . . . . . . . . . . . . . . . . . 21
8.Closing Deliveries of the Buyer. . . . . . . . . . . . . . . . . . . 21
9.Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  9.1     By the Buyer and the Seller . . . . . . . . . . . . . . . . . . 22
  9.2     By the Seller . . . . . . . . . . . . . . . . . . . . . . . . . 22
  9.3     By the Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . 23
  9.4     Claims for Indemnification. . . . . . . . . . . . . . . . . . . 23
  9.5     Defense by Indemnifying Party . . . . . . . . . . . . . . . . . 23
  9.6     Payment of Indemnification Obligation . . . . . . . . . . . . . 24
  9.7     Survival of Representations; Claims for Indemnification . . . . 24
  9.8     Limitation of Liability . . . . . . . . . . . . . . . . . . . . 24

10.  Post-Closing Agreements. . . . . . . . . . . . . . . . . . . . . . . 25
  10.1    Seller Representative on Buyer Board of Directors.. . . . . . . 25
  10.2    Confidential Information. . . . . . . . . . . . . . . . . . . . 25
  10.3    Conduct of Business Post-Closing. . . . . . . . . . . . . . . . 26
  10.4    Sharing of Data . . . . . . . . . . . . . . . . . . . . . . . . 27
  10.5    Post-Closing Cooperation. . . . . . . . . . . . . . . . . . . . 27
  10.6    Collection of Accounts Receivable.. . . . . . . . . . . . . . . 27
  10.7    Cooperation in Litigation . . . . . . . . . . . . . . . . . . . 27
  10.8    Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  10.9    Hop Exchange Premises . . . . . . . . . . . . . . . . . . . . . 28
  10.10   Non-competition Agreement. . . . . . . . . . . . . . . . . 28

11.  Transfer and Sales Tax . . . . . . . . . . . . . . . . . . . . . . . 28


12.  Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . 28
  12.1    General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
  12.2    Consent of the Parties. . . . . . . . . . . . . . . . . . . . . 28
  12.3    Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . 28

13.  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
  13.1    For the Seller. . . . . . . . . . . . . . . . . . . . . . . . . 29
  13.2    For the Buyer . . . . . . . . . . . . . . . . . . . . . . . . . 30

14.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
15.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . 31
16.  Entire Agreement; Amendments; Attachments. . . . . . . . . . . . . . 31
17.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
18.  Legal Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
19.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
20.  Section Headings . . . . . . . . . . . . . . . . . . . . . . . . . . 32
21.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
22.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

EXHIBIT A - BILL OF SALE . . . . . . . . . . . . . . . . . . . . . . . . 34
EXHIBIT B - INSTRUMENT OF ASSUMPTION . . . . . . . . . . . . . . . . . . 35
EXHIBIT C - SECURITY AGREEMENT . . . . . . . . . . . . . . . . . . . . . 36
EXHIBIT D - DISTRIBUTION AGREEMENT . . . . . . . . . . . . . . . . . . . 37
EXHIBIT E - REGISTRATION RIGHTS AGREEMENT. . . . . . . . . . . . . . . . 38
EXHIBIT F - STOCK TRANSFER FORM. . . . . . . . . . . . . . . . . . . . . 39
EXHIBIT G - SUMMARY OF TERMS . . . . . . . . . . . . . . . . . . . . . . 40
SCHEDULES
Schedule 1.1(a)    IBS Customers

Schedule 1.1(b)    IBS Software

Schedule 1.1(C)    Non-U.S. Employees

Schedule 1.1(d)    PRO-IV

Schedule 1.1(e)    U.S. Employees

Schedule 2.1(a)(i) Tangible Assets
Schedule 2.1(a)(ii)     Contracts

Schedule 2.1(a)(iv)     Intellectual Property

Schedule 2.1(b)    Excluded Assets
Schedule 3.3       Encumbrances

Schedule 3.5       Litigation

Schedule 3.7       Contract Exceptions

Schedule 3.8       Permits

Schedule 3.9       Employee Relations

Schedule 3.10 Employee Benefit Plans
Schedule 3.11 Absence of Certain Changes or Events
Schedule 3.12 Intellectual Property Exceptions
Schedule 3.13 Regulatory Approvals
Schedule 4.3       Capitalization of the Buyer

Schedule 4.4       Consents and Approvals Required by Buyer



                         ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made as of the 1st day of March, 1996 between McDONNELL INFORMATION SYSTEMS GROUP PLC, a public company limited by shares registered in England and Wales with its registered office at Maylands Park South, Boundary Way, Hemel Hempstead, Hertfordshire HP2 7HU, England (the "Seller"), and MANAGEMENT TECHNOLOGIES, INC., a New York corporation with its principal place of business at 630 Third Avenue, New York, New York 10017, U.S.A. (the "Buyer").

                           Preliminary Statement
     The Buyer desires to purchase, and the Seller desires to sell, all of the assets used primarily in the Business (as hereinafter defined) for the consideration set forth below and the assumption of certain of the liabilities of the Seller set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1.   General.

          1.1 Definitions. The terms defined in this Section 1.1, whenever used in this Agreement, shall have the following meanings for purposes of this
Agreement:

          "Affiliate" shall mean, with respect to any natural person, corporation, partnership or other entity, a natural person, corporation, partnership or other entity which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such natural person, corporation, partnership or other entity.

          "Assets" shall have the meaning given such term in Section 2.1(c).

          "Assumed Liabilities" shall have the meaning given such term in
Section 2.3.

          "Bill of Sale" shall have the meaning given such term in Section
2.1(a).

          "Business" means the International Banking Systems software business of the Seller as conducted on the date hereof.
          "Buyer" shall have the meaning given such term in the preamble.

          "Buyer's Plan" shall have the meaning given such term in Section 5.3.

          "Closing" means the closing of the transactions contemplated by this Agreement.

          "Closing Date" means the date on which the Closing occurs.

          "Code" means the U.S. Internal Revenue Code of 1986, as amended.

          "Commission" means the United States Securities and Exchange Commission and any successor entity.

          "Common Stock" means the common stock, par value U.S.$0.01 per share, of the Buyer.

          "Consideration Date" means March 1, 1997 and each date thirty (30) days after the last day of any Revenue Period.

          "Consideration Shares" shall have the meaning given such term in
Section 2.2(a).

          "Contracts" shall have the meaning given such term in Section 2.1(a).

          "Covenant Period" shall have the meaning given such term in Section 10.3.

          "Disclosure Schedule" means all of the Schedules delivered by the Seller pursuant to this Agreement and made a part hereof.
          "Distribution Agreement" shall have the meaning given such term in
Section 6.1.

          "Earn-out Shares" shall have the meaning given such term in Section 2.2(b).

          "Employees" means the Non-U.S. Employees and the U.S. Employees, collectively.

          "Encumbrance" means any claim, liability, pledge, charge, encumbrance or equity of any kind affecting the Assets.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Assets" shall have the meaning given such term in Section 2.1(c).

          "Financial Statements" shall have the meaning given such term in
Section 3.4(a).

          "Fiscal Quarter" means, in any year, each or any of the periods (i) from May 1 through July 31, (ii) from August 1 through October 31, (iii) from November 1 through January 31, and (iv) from February 1 through April 30, respectively.

          "Hop Exchange Premises" shall mean The Hop Exchange, 24A Southwark Street, London SE1 1TY.

          "IBS Customers" means those parties set forth on Schedule 1.1(a) or any Affiliate thereof.
          "IBS Software" shall mean all the computer programs, Source Code, Object Code, and other components and materials that make up the family of products licensed by the Seller under the "Version 5" or "Pro-IV IBS" trademarks which are owned or licensed by (or currently in development and proposed to be licensed by) the Seller and all operating, diagnostic and user manuals related thereto, for use with computers, other computer programs and environments. Such computer programs, Source Code, Object Code and user manuals included in the IBS Software are more fully described in Schedule 1.1(b) attached hereto.

          "Indemnified Party" shall have the meaning given such term in Section 9.4.

          "Indemnifying Party" shall have the meaning given such term in Section 9.4.

          "Instrument of Assumption" shall have the meaning given such term in
Section 2.3.

          "Insurance Policies" shall have the meaning given such term in Section 3.6.

          "Intellectual Property" shall have the meaning given such term in
Section 2.1(a)(iv).

          "IRS" means the U.S. Internal Revenue Service.

          "Losses" means all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal accounting or other expenses for investigating or defending any actions or threatened actions).
          "Material Adverse Effect" means any change in, or effect on, the Business which is materially adverse to the business, operations, assets or condition (financial or otherwise) of the Business, taken as a whole.

     "Net Asset Statement" means the internally prepared financial statement of the
Business dated as at December 31, 1995, which includes the Assets and Assumed Liabilities but excludes the Excluded Assets and those liabilities retained by the Seller.

          "Non-U.S. Employees" means the employees of the Seller employed in the Business outside of the United States and listed on Schedule 1.1(c) attached hereto.

          "Non-U.S. Plans" shall have the meaning given such term in Section 3.10(a).

          "Non-U.S. Retirement Plan" shall have the meaning given such term in
Section 3.10(a).

          "Non-U.S. Welfare Plan" shall have the meaning given such term in
Section 3.10(a).

          "Object Code" shall mean the computer executable version of any item or component of computer software.

          "Permits" shall have the meaning given such term in Section 3.8.

          "PRO-IV" means the fourth generation computer programming language and development modules entitled PRO-IV, as more fully described in Schedule 1.1(d) attached hereto.
          "Qualifying IBS Derivatives" means any computer program, Source Code or Object Code which is integrated with or added to the IBS Software after the Closing Date and which is designed primarily to provide new or different applications or functionality to the IBS Software and user manuals related thereto, whether or not it was developed by or on behalf of the Seller, the Buyer or any Affiliate of either party.

          "Qualifying IBS Revenue" for any relevant period means the gross revenue (net of sales, value added, transfer, excise, stamp, withholding, or other similar taxes) of the Business recognized in the accounts of the Buyer or any Affiliate of the Buyer in the relevant period and derived from (i) the sales or licenses of the IBS Software (together with Qualifying IBS Derivatives) and related sales and licenses of PRO-IV, (ii) the provision of standard and customary consulting, maintenance, development or similar services (however categorized) with respect to the IBS Software (including Qualifying IBS Derivatives) and related services with respect to PRO-IV and (iii) any revenue received from any IBS Customer.

          "Redundant Employee" shall have the meaning given to such term in
Section 5.4.

          "Registration Rights Agreement" shall have the meaning given such term in Section 6.1.

          "Revenue Period" means (i) the period commencing on the Closing Date and ending on January 31, 1997 and (ii) a series of successive periods comprising each Fiscal Quarter thereafter through and including the Fiscal Quarter ending April 30, 1999.

          "SEC Reports" shall have the meaning given such term in Section 4.8.

          "Security Agreement" shall have the meaning set forth in Section 6.1. "Seller" shall have the meaning given such term in the preamble.

          "Seller Director" shall have the meaning given such term in Section 10.1(b).

          "Seller Representative" shall have the meaning given such term in
Section 10.1.

          "Share Purchase Agreement" shall have the meaning given such term in
Section 6.1.

          "Source Code" shall mean the high-level language version of any item or component of computer software in a form in which the program logic is easily deduced by a human being, such as a printed listing of the program, or in encoded machine-readable form, such as might be recorded on magnetic tape or disk, from which a printed listing can be made by processing it with a computer.

          "Sub-Lease Agreement(s)" shall have the meaning given such term in
Section 6.1.

          "Subsidiary" means Winter Partners Limited, the wholly owned subsidiary of the Buyer incorporated in England and Wales.

          "Tangible Assets" shall have the meaning given such term in Section 2.1(a)(i).

          "U.S. Employees" means the employees of the Seller employed in the Business in the United States and listed on Schedule 1.1(e) attached hereto.

          "U.S. Plans" shall have the meaning given such term in Section
3.10(a).
          "U.S. Retirement Plans" shall have the meaning given such term in
Section 3.10(e).

          1.2 Schedules and Exhibits. A "Schedule" which is identified in this Agreement means part of the Disclosure Schedule prepared by the Seller and delivered to the Buyer pursuant to this Agreement to disclose factual matters concerning the Business. An "Exhibit" is an agreement or other document attached hereto and made a part hereof.

          1.3 U.S. Dollars. Unless otherwise indicated herein or on the Schedules or Exhibits, all references to amounts in dollars ($) shall mean U.S. dollars. For purposes of determining the application of the terms of this Agreement to items denominated in a currency other than U.S. dollars, the relevant currency shall be converted to U.S. dollars at the applicable exchange rate published in the currency crossrate table of The Wall Street Journal (New York edition) on the date of this Agreement (or, if applicable, on the date as of which such calculation is made).

     2.   Sale and Delivery of the Assets.

          2.1  Delivery of the Assets.

               (a) Subject to and upon the terms and conditions of this Agreement, at the Closing, the Seller shall deliver to the Buyer a Bill of Sale in substantially the form of Exhibit A attached hereto (the "Bill of Sale"), whereby the Seller shall sell, convey, transfer, assign and deliver (or procure the sale, conveyance, transfer, assignment and delivery) to the Buyer or the Subsidiary, and the Buyer shall, or shall cause the Subsidiary to, purchase from the Seller, all right, title and interest of the Seller at Closing to all of the following assets and properties, free and clear of all liens and encumbrances:

                    (i) all hardware, magnetic tapes, disks and other computer media, office supplies, maintenance supplies, packaging materials, marketing materials, samples, photographs, training materials, spare parts and similar items of the Business set forth on Schedule 2.1(a)(i) (collectively, the "Tangible Assets");

                    (ii) all rights and obligations of the Seller under the contracts, agreements, leases, licenses and other instruments set forth on
Schedule 2.1(a)(ii) attached hereto (collectively, the "Contracts");

                    (iii) all books, records and accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, customer lists, employment records, studies, reports or summaries relating to any consequences of any operation of the Business, present or former, as well as all studies, reports or summaries relating to the general condition of the Assets, and any confidential information which has been reduced to writing relating primarily to or arising solely out of the business of the Business;

                    (iv) all right, title and interest of the Seller at Closing in and to all intangible property, proprietary rights and intellectual property in the IBS Software and all tangible manifestations of the IBS Software, including, without limitation, to the extent such tangible manifestations currently exist anywhere in the world, (A) complete Source Code and Object Code copies, in both printed and electronically readable formats (B) magnetic tapes, disks and other computer media and (C) accurate copies of all technical data, art works, schematic drawings, specifications, computer programming know-how (including all existing copies of on-line files, documentation, testing materials and reports), product plans, software development tools and operating, diagnostic and user manuals all as more fully set forth on Schedule 2.1(a)(iv) attached hereto (collectively, the "Intellectual Property");

                    (v) all causes of action, judgments and claims or demands of whatever kind or description arising out of or relating primarily to the Business; and
                    (vi) except as specifically provided in Section 2.1(b) hereof, all other assets, properties, claims, rights and interests which relate primarily to the Business which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

                    (vii) all accounts receivable primarily related to the Business as of the date hereof, an aggregate amount of $467,000, exclusive of accounts receivable for the Bank of Canada contract relating to Digital Equiptment Corporation hardware and operating systems in the amount of $179,000. The Buyer shall remit to the Seller 20% of all accounts receivable, as set forth in this sub-section (vii), as and when collected by the Buyer.

               (b)  Excluded Assets. Notwithstanding the provisions of paragraph
(a) above, the assets to be transferred to either the Buyer or the Subsidiary, as the case may be, under this Agreement shall not include the following (the "Excluded Assets"):

                    (i) the computer program, Source Code, Object Code and other components and materials of PRO-IV;

                    (ii) all of the rights, properties and assets of the Seller not used primarily in the Business;

                    (iii) all accounts, accrued revenue, notes and notes receivable existing on the Closing Date which are payable to the Business, including any security held by the Seller for the payment thereof;

                    (iv) all assets in the possession of the Business but owned by third parties;
                    (v) all intercompany receivables, payables, notes or loans with respect to the Business between the Seller and its Affiliates which are not constituents of the Business;

                    (vi) any cash, bank accounts, marketable securities or similar cash balances or cash equivalents available to the Business on the Closing Date; and

                    (vii) those assets listed on Schedule 2.1(b) attached hereto.

               (c) The Assets. The Tangible Assets, Contracts, Intellectual Property and other properties, assets and business of the Business described in paragraph (a) above, other than the Excluded Assets, shall be referred to collectively as the "Assets."

          2.2  Consideration.

               (a) Consideration Shares. In consideration of the sale by the Seller of the Business hereunder, on or before each Consideration Date, the Buyer shall, for itself and, as appropriate, on behalf of the Subsidiary, issue and deliver to the Seller 1,000 shares of Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and similar events) for every US$3,000 of Qualifying IBS Revenue recognized by the Buyer during the relevant Revenue Period (such shares to be hereinafter referred to collectively as the "Consideration Shares"); provided, however, that in no event shall the number of Consideration Shares issued and delivered by the Buyer to the Seller pursuant to this Section 2.2(a) exceed 2,000,000 shares of Common Stock in the aggregate (as adjusted for stock splits, stock dividends, recapitalizations and similar events). On each date of delivery of the Consideration Shares (but in any case by each Consideration Date), the Buyer shall deliver to the Seller copies of relevant portions of financial statements of the Buyer (certified without qualification by an appropriate financial officer of the Buyer) during the relevant Revenue Period to the extent such financial statements relate to the Business, together with a letter from the Buyer's accountants setting forth the calculation of the Qualifying IBS Revenue for such Revenue Period. The Consideration Shares shall, upon delivery to the Seller, be duly and validly issued, fully paid and non-assessable.

               (b) Earn-out Shares. In consideration of the sale by the Seller of the Business hereunder, the Buyer shall, for itself and, as appropriate, on behalf of the Subsidary, issue and deliver to the Seller 1,000,000 shares of Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and similar events) within sixty days of the end of the first fiscal year in which the profit (before taxes and excluding extraordinary items) of the Buyer is greater than or equal to US$10,000,000 (the "Earn-out Shares"). Within 45 days of the end of each fiscal year of the Buyer, the Buyer shall deliver to the Seller the audited financial statements of the Buyer (certified without qualification by the Buyer's accountants). The Earn-out Shares shall, upon delivery to the Seller, be duly and validly issued, fully paid and non-assessable.

               (c) Notwithstanding the foregoing, if the Buyer enters into any merger, consolidation or reorganization in which the Buyer will not be the surviving corporation, or if all of the shares of the Buyer are acquired by an unrelated third party, then the Buyer, immediately prior to the closing of such transaction, shall issue and deliver to the Seller that number of shares of Common Stock such that the Seller shall have received an aggregate, including shares previously issued to the Seller hereunder, of 3,000,000 shares of Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and similar events, provided for the avoidance of doubt that the Seller shall not have the right to any other anti-dilution protection other than the anti-dilution protection set forth in this Agreement).

          2.3 Assumption of Liabilities; Etc. At the Closing, the Buyer shall, and shall cause the Subsidiary to, execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption"), substantially in the form attached hereto as Exhibit B, pursuant to which the Buyer and the Subsidiary shall assume and agree to perform, pay and discharge the liabilities, obligations and commitments of the Seller listed on the Instrument of Assumption, including, without limitation, the Contracts (the "Assumed Liabilities").

          2.4 Apportionment. Prepaid premiums on insurance if assigned as herein provided, water and sewer use charges, transfer taxes and recording fees, if any, incurred in connection with the transfer of the Assets contemplated hereby, and real property or occupancy taxes for the then current tax period, shall be apportioned and adjusted as of the Closing Date and the net amount thereof shall be paid in cash by or on behalf of (i) the Buyer to the Seller if the amount of prepaid charges, taxes and fees exceeds the amount of accrued charges, taxes and fees or (ii) the Seller to the Buyer if the amount of accrued charges, taxes and fees exceeds the amount of prepaid charges, taxes and fees.

          2.5 Notice of Sale. (i) The Buyer shall, or shall cause the Subsidiary to, and (ii) the Seller shall give notice of the sale of the Business to HM Customs and Excise as required by paragraphs 11 and 1(2) of Schedule 1 of Value Added Tax Act 1994 or by Regulation 4 of the Value Added Tax (General) Regulations 1985 or as otherwise may be required by law.

          2.6  Further Assurances; Transitional Arrangements.

               (a) Further Assurances. From time to time after the Closing, at the reasonable request of the Buyer and without further consideration, the Seller shall execute and deliver (or procure the execution and delivery of) such instruments of sale , transfer, conveyance, assignment and confirmation, and take (or procure the taking of) such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer or the Subsidiary, and to confirm the Buyer's or the Subsidiary's title to, all of the Assets, to put the Buyer or the Subsidiary in actual possession and operating control thereof, to assist the Buyer or the Subsidiary in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

               (b) Consent to Transfer. Where the consent of a third party is required for the transfer to the Buyer or the Subsidiary of any of the Contracts and such consent has not been obtained by the Closing, (A) the Seller shall use
(i) its commercially reasonable efforts to obtain such consent as soon as possible and (ii) hold any funds paid to it pursuant to such Contract as agent and trustee for the Buyer or the Subsidiary and make the same available for collection by the Buyer or the Subsidiary; and (B) the Buyer shall, or shall cause the Subsidiary to, perform all obligations under such Contracts as agent for the Seller. The Buyer shall, defend, indemnify and hold the Seller harmless from any and all Losses incurred by or asserted against the Seller as a result of the performance by the Buyer of any obligations under such Contracts. In addition, at the request of the Seller, the Buyer will cooperate with the Seller in obtaining novations with respect to any or all of the Contracts.

               (c) Remittance of Post-Closing Amounts Received. The Seller agrees to remit to the Buyer or the Subsidiary all amounts received after the Closing Date which were intended to be transferred as part of the Assets. The Buyer shall, or shall cause the Subsidiary to, remit to the Seller all amounts received by the Buyer or any Affiliate of the Buyer after the Closing Date relating to matters of the business of the Seller which were not intended to be transferred with the Assets.

     2.7 Closing. The Closing shall take place at the offices of Brobeck Hale and Dorr, Veritas House, 125 Finsbury Pavement, London EC2A 1NQ at 10:00 a.m., London time, on March 1, 1996 or at such other place, time or date as may be mutually agreed upon in writing by the parties. The transfer of the Assets by the Seller to the Buyer shall be deemed to occur at 12:01 a.m., London time, on the Closing Date. All actions to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and no actions shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

     3.   Representations of the Seller.

The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are, to the knowledge of the Seller, after due and careful inquiry true and correct, except as set forth in any Schedule numbered to correspond to an appropriate subsection of this Section 3 and hereby made a part of the Disclosure Schedule attached hereto. The Buyer hereby acknowledges that any disclosure made in a particular representation or warranty shall be deemed to be made as to all other representations and warranties to which such disclosure could pertain.

     3.1 Corporate Organization. The Seller is a public company limited by shares, duly incorporated and validly existing under the laws of England and Wales and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

     3.2 Authorization; No Conflict. The execution and delivery of this Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate and shareholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby and thereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Memorandum and Articles of Association of the Seller; (C) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Seller pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Seller is a party or by which the Seller or any of its properties is or may be bound.

     3.3 Ownership of the Assets. Schedule 3.3 attached hereto sets forth a true, correct and complete list of all Encumbrances. The Seller is the true and lawful owner of the Assets, and has the right to sell and transfer to the Company good, clea r, record and marketable title to the Assets, free and clear of all encumbrances, except for the Encumbrances as set forth on Schedule 3.3 attached hereto.

     3.4  Financial Statements.

(a) The Seller has previously delivered to the Buyer the Net Asset Statement and the related statements of income of the Business for the fiscal year ended December 31, 1995 (collectively, including the Net Asset Statement, the "Financial Statements").
(b) The Financial Statements fairly present, as of their respective dates, the assets and liabilities of the Business and the results of operations of the Business for the periods indicated; with respect to the contracts and commitments for the sale or license of goods or the provision of services by the Business, the Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses.
     3.5 Litigation. Except as set forth on Schedule 3.5 attached hereto, the Seller is not a party to, or threatened with, and none of the Assets are subject to, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Assets or the business or condition (financial or otherwise) of the Business which would have a Material Adverse Effect. The Seller is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority relating to or affecting the Assets or the business or condition (financial or otherwise) of the Business which would have a Material Adverse Effect.

     3.6 Insurance. All fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Assets or the Business and all life insurance policies maintained for any of the Employees (collectively, the "Insurance Policies") are in full force and effect and are in amounts and of a nature which are reasonable and customary for the business of the Seller. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies.

  3.7     Contracts.

     (i)  Except as set forth on Schedule 3.7 attached hereto:

       (A) each Contract is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor's rights generally and subject to general principles of equity, regardless whether enforcement is sought in a proceeding in equity or at law, and the Seller does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;
          (B) the continuation, validity and effectiveness of each Contract will not be affected by the transfer thereof to the Buyer under this Agreement and all such Contracts are assignable to the Buyer without a consent; and
  (C) the Seller is not restricted by any Contract or any other agreement by which it is bound from carrying on its business anywhere in the world.

     (ii) True, correct and complete copies of all Contracts have previously been delivered by the Seller or on behalf of the Seller to the Buyer.

  3.8 Compliance with Agreements and Laws. Except to the extent that the failure to do so by the Seller would not have a Material Adverse Effect, the Seller has all requisite licenses, permits and certificates, including environmental, health and safety permits, from relevant authorities necessary to conduct the Business and own and operate the Assets (collectively, the "Permits"). Schedule 3.8 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by or on behalf of the Seller to the Buyer. The Seller is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties used in the Business, the violation of which could have a Material Adverse Effect. The Seller is not in violation of any applicable laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices), the enforcement of which would have a Material Adverse Effect.
  3.9     Employee Relations.
     (i) With respect to the Business, and except to the extent that a failure to comply would not cause a Material Adverse Effect, the Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and there are no arrears in the payment of wages, national insurance contributions or social security taxes.
     (ii) Except as set forth on Schedule 3.9 attached hereto:

       (A)     none of the Employees is represented by any labor union;
       (B) the Seller is not a party to any collective bargaining agreement or national labor union contract in respect of the Business;
       (C) there is no unfair labor practice complaint in respect of the Business against the Seller pending before any labor relations board or government authority;
       (D) there is no pending labor strike or other material labor trouble affecting the Business (including, without limitation, any organizational drive);
       (E) there is no material labor grievance pending against the Seller in respect of the Business;
       (F) there is no pending representation question respecting the Employees; and
       (G) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement or national labor union contract in respect of the Business to which the Seller is a party, or any basis for which a claim may be made under any such collective bargaining agreement or national labor union contract.
     (iii) Schedule 3.9 attached hereto sets forth a true, correct and complete list of (a) the employee benefits provided by the Seller to the Employees and all written contracts or agreements of employment between the Seller and the Em ployees, and (b) the Seller's current payroll in respect of the Business, including the job titles and salary or wage rates of each of the Employees, showing separately for each such person who received an annual salary in excess of US$50,000 the amounts paid or payable as salary and bonus payments for the year ended December 31, 1995.
  3.10    Employee Benefit Plans.

       (a) Schedule 3.10 has been annotated to specifically indicate which employee benefits are applicable to Employees employed in the United States (the "U.S. Plans") and which employee benefits are (i) non-governmental retirement plans maintained or contributed to by or on behalf of the Seller applicable to Employees employed outside of the United States (a "Non-U.S. Retirement Plan") or (ii) non-governmental non-industry welfare benefit plans maintained or contributed to by or on behalf of the Seller applicable to Employees located outside of the United States (a "Non-U.S. Welfare Plan"). In this Agreement, Non-U.S. Welfare Plans and Non-U.S. Retirement Plans are collectively referred to as "Non-U.S. Plans."
       (b) Except as described in Schedule 3.10, there are no inquiries or investigations by the IRS, or the U.S. Department of Labor or the
       Pension Benefit Guaranty Corporation, or any governmental body, and no termination proceedings and no actions, suits or claims (other than routine claims for benefits) pending or threatened against any U.S. Plan or the assets thereof, or with regard to any employee benefit maintained by or to which the Seller or any current or former Affiliate of the Seller has been obligated to contribute that would, or could reasonably be expected to, subject the Assets to any material fine, penalty, tax or liability of any kind.
       (c) Except as set forth in Schedule 3.10, no act or omission has occurred and no condition exists with respect to any employee benefit maintained by the Seller or any current or former Affiliate of the
       Seller that would, or could reasonably be expected to, subject the
       Assets to any material fine, penalty, tax or liability of any kind. The employee benefits of the Seller and of each current or former Affiliate of the Seller have been administered in all material respects in compliance with their terms and the requirements of all applicable laws and regulations, including, without limitation, ERISA and the Code (in the case of U.S. Plans) and all required contributions to each such employee benefit have been made. For purposes of this Section 3.10(C), employee benefits include, but are not limited to, U.S. Plans, plans subject to Title IV of ERISA, plans subject to Section 412 of the Code, retiree health or life insurance plans or programs, group health benefits within the meaning of Section 4980B of the Code and "multiemployer plans" as defined in Section 4001(a)(3) of ERISA.
        (d) Except as set forth in Schedule 3.10, no U.S. Plan, Non-U.S.Plan, documentation or agreement, summary plan description or written or oral communication prohibits the amendment or termination of any U.S. Plan or any Non-U.S.Plan except to the extent that any such prohibition would not or could not be reasonably be expected to subject the Assets
        to any material fine, penalty, tax or liability of any kind.(e)    Each
        of the U.S. Plans which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA (collectively, the "U.S. Retirement Plans") and any corresponding trust intended to qualify under Sections 401(a) and 501(a) of the Code do so qualify.

        (f) The Seller has heretofore delivered to the Buyer true and complete copies of all the written U.S. Plans and Non-U.S. Plans and written summaries of the oral U.S. Plans and Non-U.S. Plans and, where applicable, related trusts, including all amendments, as well as, with respect to each U.S. Plan required to file such report and description, the most recent report on Form 5500 and summary plan description, and the most recent IRS determination letter regarding each of the U.S. Retirement Plans.

  3.11Absence of Certain Changes or Events.  Except as set forth on Schedule
     3.11 attached hereto, since December 31, 1995, the Seller has not entered into any transaction in respect of the Business which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, with respect to the Business, the Seller has not, except in the usual and ordinary course of business:
       (i) mortgaged, pledged or subjected to lien, charge or other encumbrance any of the Assets;
       (ii)    sold or purchased, assigned or transferred any of the Assets;
       (iii) made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;
       (iv) suffered any casualty losses in respect of the Business, whether insured or uninsured, and whether or not in the control of the Seller, in excess of US$100,000 in the aggregate, or waived any rights of any value;
          (v)  made any material changes in compensation of the Employees;
       (vi) received notice of any litigation, warranty claim or products liability claims relating to the Business which could reasonably be expected to have a Material Adverse Effect; or
       (vii) made any material change in the terms, status or funding condition of any Plan.

     3.12 Intellectual Property.

       (i) True, correct and complete copies of all licenses and other agreements relating to the Intellectual Property have been previously delivered by or on behalf of the Seller to the Buyer.
       (ii) Except as otherwise disclosed in Schedule 3.12 attached hereto, the Seller is the sole and exclusive owner of, or has a valid right to use, all Intellectual Property and all designs, permits, labels and packages used on or in connection therewith and has the valid right to license or sub-license the Licensed Intellectual Property.
          The Seller has received no notice of, and has no knowledge of any basis for, a claim against it that the Intellectual Property or any of the operations, activities, products or publications of the Business infringes on any patent, trademark, trade name, copyright or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any property rights of others. The Seller has no disputes with or claims against any third party for infringement by such third party of the Intellectual Property.
  3.13 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation (i) which must be obtained or satisfied by the Seller in connection herewith and
          (ii) which are necessary for the execution and delivery by the Seller of this Agreement and the documents to be executed and delivered by the Seller in connection herewith are set forth on Schedule 3.13 attached hereto and have been obtained and satisfied.

4.   Representations of the Buyer

  The Buyer represents and warrants to the Seller as follows:
  4.1 Organization and Authority of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement, the Instrument of Assumption of Liabilities and all other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.
  4.2 Organization and Authority of Subsidiary. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of England and Wales, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Subsidiary has full power to execute and deliver the Instrument of Assumption of Liabilities and all other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. Certified copies of the Memorandum and Articles of Association of the Subsidiary, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.
  4.3 Capitalization of the Buyer. On the date hereof, the Buyer's authorized capital stock consists of 200,000,000 shares of Common Stock, of which 21,289,663 shares are issued and outstanding. All of the outstanding shares of capital stock, of the Buyer have been duly and validly issued and are fully paid and nonassessable. Schedule 4.3 attached hereto accurately sets forth the capitalization of the Buyer on the date hereof.
  4.4 Authorization. The execution and delivery of this Agreement by the Buyer, the execution and delivery of the agreements provided for herein by the Buyer and the Subsidiary, and the consummation by the Buyer and the Subsidiary of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer and/or the Subsidiary (as the case may be), enforceable against the Buyer and/or the Subsidiary (as the case may be) in accordance with their respective terms. The execution, delivery and performance of this Agreement by the Buyer, the execution, delivery and performance of the agreements provided for herein by the Buyer and/or the Subsidiary (as the case may be), and the consummation by the Buyer and the Subsidiary of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer or the Subsidiary; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Buyer or the Subsidiary;
     (C) violate any judgment, decree, order or award of any court, governmental body or arbitrator binding upon the Buyer of the Subsidiary; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer or the Subsidiary pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument by which the Buyer or the Subsidiary or any of their respective properties is or may be bound. Schedule 4.4 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer and the Subsidiary of the transactions contemplated by this Agreement.
  4.5 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer or the Subsidiary and which are necessary for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.
  4.6 Issuance of Consideration Shares and Earn-out Shares. The directors of the Buyer have all necessary powers to issue the Consideration Shares and the Earn-out Shares and to enter into this Agreement without any further authorization, sanction or consent by the shareholders of the Buyer or any class of them and there are no other consents required by the Buyer for the issuance of the Consideration Shares and the Earn-out Shares which have not been irrevocably and unconditionally obtained.
  4.7 No Further Issues. Except as set forth in Schedule 4.3 and as contemplated herein, the Buyer has not granted and is not a party to any options, warrants, conversion privileges, preemptive rights, rights of first refusal, or other rights presently outstanding to purchase any shares of capital stock of the Buyer, or any options, warrants, agreements, or similar rights calling for the issuance by the Buyer of any of its securities, or obligations of the Buyer to purchase any issued and outstanding shares of its capital stock. Except as described in Schedule
     4.3 there are no agreements among the shareholders of the Buyer concerning the purchase, sale or voting of any securities of the Buyer.
  4.8 No Encumbrances. The Consideration Shares and the Earn-out Shares will be issued free from all claims, equities, liens, charges and encumbrances whatsoever and will be issued with all rights attaching and accruing to the Common Stock.
  4.9 Disclosure. The Buyer has previously delivered to the Seller copies of the Buyer's most recent Annual and Quarterly Reports on Form 10-K and 10-Q, respectively (the "SEC Reports"). The Buyer, as of the date hereof, has made all filings with the Commission that it is required to make under the United States Securities Exchange Act of 1934, as amended. No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, or any matterscontained or referred to in the SEC Reports or other filings by the Buyer with theCommission and available for public inspection or which have been or which would havebeen revealed by such an inspection, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.
5.   Employees and Other Matters.

   5.1 Offer to U.S. Employees. At the Closing, the Buyer shall, or shall cause the Subsidiary to, make an offer of regular, full-time employment to each U.S.Employee. The terms of such offer shall include (i) the payment of annual salary or wages and the opportunity to receive bonus compensation which is currently equivalent to the annual salary or wages and the opportunity to receive bonus compensation provided to such U.S. Employee immediately prior to the Closing Date and (ii) the provision of pension and welfare benefits substantially comparable to the benefits being offered to such U.S. Employee by the Seller on the date hereof. Notwithstanding the foregoing, the Buyer or the Subsidiary, as the case may be, shall have complete discretion to also offer alternative terms or conditions of employment, compensation or benefits; provided, however, that such alternative offer of employment, compensation or benefits is, taken as a whole, substantially comparable to that which is provided to such Employee.
   5.2 Transfer of Non-U.S. Employees. At the Closing, the Non-U.S.Employees shall be transferred to the Buyer or the Subsidiary, as the case may be. The terms of such transfer shall include (i) the payment of annual salary or wages and the opportunity to receive bonus compensation which is currently equivalent to the annual salary or wages and the opportunity to receive bonus compensation provided to such Non-U.S. Employee immediately prior to the Closing Date and (ii) the provision of pension and welfare benefits substantially comparable to the benefits being offered to such Non-U.S. Employee by the Seller on the date hereof. Notwithstanding the foregoing, the Buyer or the Subsidiary, as the case may be, shall have complete discretion to also offer alternative terms or conditions of employment, compensation or benefits; provided, however, that such alternative offer of employment, compensation or benefits is, taken as a whole, substantially comparable to that which is provided to such Employee.
   5.3 No Solicitation of Employees. For a period of one year after the Closing Date, the Buyer shall not, and shall cause the Subsidiary not to, make any offer of employment to any of the Seller's employees or employees of any Affiliate of the Seller other than the Employees without the prior written consent of the Seller.
   5.4  Termination of Employees.     In the event that the Buyer or the
     Subsidiary terminates any Non-U.S. Employee (a "Redundant Employee") within 90 calendar days of the Closing Date, the Seller shall reimburse the Buyer or the Subsidiary, as the case may be, for all severance benefits payable to such Non-U.S. Employee; provided, however, that (i) in no event shall the Seller reimburse the Buyer in respect of such severance benefits for more than an aggregate of ten Redundant Employees and (ii) that the Seller shall not reimburse the Buyer in respect of severance benefits paid by the Buyer to any one Redundant Employee in excess of US$18,000. The Buyer shall, and shall cause the Subsidiary to, notify the Seller prior to the termination of any person to be made a Redundant Employee.
   5.5 Employee Benefits. The Buyer shall, and shall cause the Subsidiary to, cause each Employee to be provided with benefits under a new or existing retirement plan (the "Buyer's Plan") which are, in the aggregate, provided on a basis substantially consistent with the Buyer's normal practices.
     Each Employee shall be credited with service with the Seller (immediately prior to the Closing Date and as documented in the Employee's employment records) for eligibility, participation, vesting and levels in and for the Buyer's or the Subsidiary's, severance pay and retirement plans to the extent such crediting does not cause the Employee to receive double benefits. Additionally, the Buyer shall, and shall cause the Subsidiary to, use reasonable efforts to procure that all pre-existing condition clauses or waiting periods are waived with respect to healthcare benefit plans (medical, dental and disability) and shall, and shall cause the Subsidiary to, use reasonable efforts to procure that credit is given for deductibles and out-of-pocket expenses in the year of transfer.
   Notwithstanding the foregoing, but subject to the provisions of Sections
     5.1, 5.2 and 5.4, the Buyer and the Subsidiary expressly reserve the right to modify or terminate any benefit plan or program at any time or from time to time after Closing.
   5.6 Transfer of Benefits of Employees. The Buyer shall, and shall cause the Subsidiary to, take any actions as may be necessary or appropriate under all applicable laws and the terms of the Plans to establish the Buyer or the Subsidiary, as the case may be, as having all rights and obligations with respect to any of the Employees that are covered by the Plans. The Seller shall obtain as of the Closing Date any and all consents from trustees required to effect any transfer of any trust(s) related to coverage of such employees under the Plans.
   5.7 Consent of Seller to Transfer of Employees. The Seller hereby consents to the hiring by the Buyer or the Subsidiary, as the case may be, of Employees as contemplated by this Section 5 on the Closing Date. To the extent that the employment of such Employees would constitute a breach of any confidentiality or other similar agreement between the Seller and the Buyer or the Subsidiary, as the case may be, or any of the Employees, the Seller waives any claims or rights that the Seller or any Affi liate of the Seller may have against the Buyer or the Subsidiary, as the case may be, under any such agreement. The Seller agrees that before, on, and after the Closing Date, the
   Seller will cooperate with the Buyer or the Subsidiary, as the case may be, to facilitate the enrollment of the Employees in employee benefits sponsored by the Buyer or the Subsidiary, as the case may be.
   5.8 Payroll. The Seller shall pay all Employees all wages to which they are entitled through the Closing Date as of its regular pay date.
   5.9 Indemnification. The Buyer shall indemnify and hold harmless the Seller from any and all Losses which relate to or arise out of any claim by any Employee with respect to actual, constructive termination of employment or unfair dismissal by the Seller, the Buyer or the Subsidiary, as the case may be, (whether arising from an event occurring prior to the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement) which the Seller may incur pursuant to the provisions of any applicable employment regulations or otherwise.

     6.   Other Agreements.

  6.1     Closing Agreements.  At the Closing, the parties shall enter into:
     (i)  a distribution agreement in substantially the form of
     Exhibit C attached hereto (the "Distribution Agreement") pursuant to which the Seller shall grant to the Buyer or the Subsidiary (A) the right to distribute run-time and development licenses to end-users for PRO-IV,
       (B) a license with respect to PRO-IV development tools and (C) theSeller's standard end-user license with respect to all application and operating software currently resident on any Inventory. All such software shall be deemed licensed on a paid-up basis at the date hereof for use on the equipment concerned. Support, upgrading or extension of use of such software (if available) shall be subject to the Seller's
       standard terms and conditions; and (ii)    a registration rights
       agreement, substantially in the form of Exhibit D attached hereto (the "Registration Rights Agreement") pursuant to which the Buyer shall grant to the Seller rights to (A) require the Buyer to effect the registration of the Consideration Shares and Earn-out Shares held by the Seller and
       (B) include any of the Consideration Shares and Earn-out Shares held by the Seller in certain registration statements filed by the Buyer in connection with the public sale of the Common Stock; and
     (iii) a security agreement, substantially in the form of Exhibit E attached hereto (the "Security Agreement"), pursuant to which the Buyer or the Subsidiary grants to the Seller a valid first priority security interest in the Assets securing the Buyer's obligations set forth in Sections 2.2 and 10.3 and protecting the Seller against the occurrence of certain events with respect to the Buyer.
  6.2 Post-Closing Agreements. As soon as practicable after the Closing the parties shall execute and deliver:

     (i) a stock transfer form (the "Stock Transfer Form") in substantiallythe form of Exhibit F attached hereto pursuant to which the Seller will sell and the Buyer will, or cause the Subsidiary to, purchase 244 of the issued and outstanding share capital of McDonnell Informatique S.A.
       Prior to the deliverance of the Stock Transfer Form the non-Business assets and related liabilities of McDonnell Informatique S.A. shall have been hived off from McDonnell Informatique S.A to another entity affiliated with the Seller. The representations and warranties of the Seller set forth in Section 3 of this Agreement shall apply to McDonnell Informatique S.A.; and
     (ii) an agreement to sub-lease (the "Sub-Lease Agreement") pursuant to which the Seller shall sublease to the Buyer or the Subsidiary certain of the real property currently leased by the Seller in connection with the Business. The Sub-Lease Agreement shall be based on the summary of terms (the "Summary of Terms") set forth in Exhibit G attached hereto.
  6.3 Development License. The Seller hereby grants to the Buyer a world-wide non-exclusive non-transferrable fully paid up license to use Pro-IV, on any hardware platform and for any number of internal users, solely for internal purposes and solely for the purpose of developing software applications for the banking industry. The Seller hereby agrees to provide Pro-IV maintenance services as and to the extent requested by the Buyer on such commercially reasonable negotiated terms as the Buyer and the Seller may from timeto time agree.
  6.4 Bulk Sales. The Buyer and the Seller hereby waive any requirements for compliance with any procedures of the bulk sales or the bulk transfers acts or laws of any or all of the states or other jurisdictions in which the Assets are situated (or of any state or jurisdiction) which may be asserted to be applicable to the transaction contemplated hereby.
7. Closing Deliveries of the Seller. The Buyer shall have received at or prior tothe Closing each of the following documents (duly executed by the Seller where necessary):
  (a)     the Bill of Sale;
  (b)     the Sub-Lease Agreements;
  (c)     the Distribution Agreement;
     (d) such instruments of conveyance, assignment and transfer, inform and substance reasonably satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer or the Subsidiary, as the case may be, good, clear, record and marketable title to the Assets;
  (e) all technical data, formulations, product literature and other documentation relating to the Business;
  (f) such contracts, files and other data and documents pertaining to the Assets or the Business as the Buyer may reasonably request;
     (g) a certificate of the Company Secretary of the Seller attesting to the incumbency of the Seller's directors, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;
  (h)     a cross receipt; and
     (i) such other documents, instruments or certificates as the Buyermay reasonably request.
8.Closing Deliveries of the Buyer. The Seller shall have received at or prior to the Closing each of the following documents (duly executed by the Buyer or the Subsidiary where necessary):

     (a) certificates of the Secretary of State of the applicable state of incorporation of the Buyer and the Subsidiary as to the legal existence and good standing (including tax) of the Buyer and the Subsidiary.
     (b) certificates of the Secretary of the Buyer and the Subsidiary attesting to the incumbency of such party's officers, the authenticity of the resolutions authorizing the transactions contemplated by this agreement, and the authenticity andcontinuing validity of the charter documents delivered pursuant to Section 4.1;
  (c)     the Instrument of Assumption;
  (d)     the Registration Rights Agreement;
  (e)     the Sub-Lease Agreements;
  (f)     the Distribution Agreement;
  (g)     the Security Agreement;
  (h)     a cross receipt; and
   (i) such other documents, instruments or certificates as the Sellermay reasonably request.

  9.   Indemnification.
  9.1 By the Buyer and the Seller. The Buyer and the Seller each hereby indemnifies and holds harmless the other party against any and all Losses reasonably incurred by the Buyer or the Seller in connection with each and all of the following:
     (a) any breach by the indemnifying party of any representation or warranty in this Agreement;
     (b) any breach of any covenant, agreement or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and
     (c) any misrepresentation contained in any statement, certificate or schedule furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.
  9.2 By the Seller. The Seller further agrees to indemnify and hold harmless the Buyer from any and all Losses reasonably incurred by the Buyer, in connection with each and all of the following:

     (a) any claims against, or liabilities or obligations of, the Seller notrelating primarily to the Business or not specifically assumed by the Buyer pursuant to this Agreement;

     (b) except to the extent provided in Section 5.9, the operation of the Business prior to the Closing Date;
     (c) any tax liabilities or obligations of the Seller with respect to the Business for the period prior to the Closing Date; and
     (d) any claims against, or liabilities or obligations of, the Seller with respect to obligations under the Plans not specifically assumed by the Buyer pursuant to this Agreement.

  9.3 By the Buyer. The Buyer further agrees to indemnify and hold harmless the Seller from any and all Losses reasonably incurred by the Seller in connection with each and all of the following:

     (a) the Assumed Liabilities on the Buyer's operation or conduct of the Business after the Closing Date;
     (b) any VAT (including any interest or penalties) determined to be payable on the sale of the Assets or on any supply made or deemed to be made
       under this Agreement; and (c)    as provided in Section 5.9.
  9.4 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim.
  In the eventof any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 9.4 of this Agreement.
  9.5 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.
  9.6 Payment of Indemnification Obligation. All indemnification by the Buyer or the Seller hereunder shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.
  9.7 Survival of Representations; Claims for Indemnification. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the first anniversary of the Closing Date, except for (a) claims, if any, asserted in writing prior to such first anniversary, which shall survive until finally resolved and satisfied in full and (b) claims with respect to taxes of the Business prior to the Closing Date, which shall survive until the expiration of the applicable statute of limitations. All claims and actions for indemnity pursuant to this Section 9 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the first anniversary of the Closing Date.

  9.8 Limitation of Liability. Anything contained herein to the contrary notwithstanding, the indemnification liability of the Buyer and Seller for Losses shall be subject to the following limitations:

     (a) the Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any claim for indemnification unless and until (i) the aggregate amount of all Losses incurred by the Indemnified Party exceeds US$100,000 and then only to the extent that such aggregate exceeds US$100,000 and (ii) the amount of any individual claim exceeds US$10,000; and

     (b) the Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any claim for indemnification pursuant to Section 9.1(a) if it can be shown that the Indemnified Party knew prior to the Closing of the breach, noncompliance, nonperformance or nonfulfillment giving rise to such claim; and (C) the maximum aggregate amount of out-of-pocket liability of the Indemnifying Party to the other for indemnification with respect to Losses shall be
     (i) US$5,000,000, where the Buyer is the Indemnifying Party and (ii) an amount equal to 2,000,000 multiplied times the market price of the common stock of the Buyer on the Closing Date, where the Seller is the Indemnifying Party. The Seller may satisfy its liability to the Buyer pursuant to this sub-section (x) in cash, or (y) by forfeiting its right to the Consideration Shares and/or the Earn-out Shares, with the value of such shares to be calculated by the market price of the common stock of the Seller on the date that the amount of the claim is finally established.

     10.  Post-Closing Agreements.

          10.1 Seller Representative on Buyer Board of Directors.

     (a) Observation of Board Meetings. At Closing, the Buyer shall invite one representative (the "Seller Representative") of the Seller (who shall be selected in the sole discretion of the Seller) to attend all meetings of the Board of Directors of the Buyer in a non-voting observer capacity and, in this respect, shall provide the Seller Representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that the Seller Representative shall agree to hold in confidence and trust and to act as a fiduciary with respect to all information so provided.
     (b) Appointment of Director. At any time after six months following the Closing Date, the Buyer agrees, at the request of the Seller, to take all actions which are necessary or appropriate to nominate and have elected one director designated by the Seller who is reasonably acceptable to the Board of Directors (the "Seller Director"). Further, the Buyer agrees to take all actions which are necessary or appropriate to ensure that a director so proposed by the Seller may serve on the Board of Directors of the Buyer. The Seller shall pay the reasonable travel and lodging expenses incurred by such designee in attending board meetings. If at any time after May 30, 1999, the Seller, together with any of its Affiliates, fails to hold in the aggregate at least 100,000 shares of Common Stock, the Seller Director shall resign from the Board of Directors of the Buyer and the Seller shall no longer have any right to nominate or have elected a director designated by it to serve on the Board of Directors of the Buyer.

          10.2 Confidential Information.

     (a) The Seller hereby recognizes and confirms that, except with respect to knowledge and information that do not relate primarily to the Business, including but not limited to PRO-IV, (i) all knowledge and information that the Seller and its officers, directors and personnel hold prior to the Closing Date, relating to either the IBS Software or the Business, shall be transferred to and become the property of the Buyer or the Subsidiary, as the case may be, as of the Closing Date pursuant to the terms of this Agreement and (ii) the Seller and its officers, directors and personnel shall not retain any additional copies or examples of such knowledge or information. However, in the event that any such knowledge or information is unavoidably retained by the Seller or any of its officers, directors or personnel, Seller shall ensure that it and each of its officers, directors and personnel shall hold such knowledge and information in confidence to the same extent that it guards its own confidential information and shall not disclose, publish or make use of the same, without the prior written consent of the Buyer. The obligations of this Section 10.2(a) shall not apply with respect to any particular portion of such knowledge or information (i) if the Seller can show that (A) it was in the public domain on the Closing Date, or
       (B) it entered the public domain through no fault of the Seller subsequent to the Closing Date, or (ii) when it is communicated by the Buyer to a third party free of any obligation of confidence.

     (b) The Buyer shall, and shall cause the Subsidiary to, ensure that it and each of its officers, directors and personnel holds all knowledge and information regarding the Seller (excluding information solely relating to the Business) and its officers, directors and personnel obtained in connection with their review of the Business for purposes of consummating the transactions contemplated in this Agreement in confidence to the same extent that it guards its own confidential information and shall not disclose, publish or make use of the same, without the prior written consent of the Seller. The obligations of this Section 10.2(b) shall terminate with respect to any particular portion of such knowledge and information (i) when the Seller can show that (A) it was in the public domain on the Closing Date, or (B) it entered the public domain through no fault of the Seller subsequent to the Closing Date, or (ii) when it is communicated by the Seller to a third party free of any obligation of confidence.

(C) Each of the Seller and the Buyer agrees that the remedy at law for any breach of this Section 10.2 would be inadequate and that each of the Seller and the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 10.2.

  10.3 Conduct of Business Post-Closing. During the period commencing from the Closing Date through and including April 30, 1999 (the "Covenant Period"), the Buyer acknowledges that it shall, and shall cause the Subsidiary to, conduct the Business diligently and use its best commercial efforts to market and promote the IBS Software. The relevant portions of the audited financial statements of the Buyer or the Subsidiary, as the case may be, during the Covenant Period, to the extent such audited financial statements relate to the Business, shall be adjusted to exclude the effect of any actions taken by the Buyer or the Subsidiary, as the case may be, during the Covenant Period which are (i) outside the ordinary course of business and (ii) which have a material adverse impact on the calculation of the Qualifying IBS Revenue. The Buyer further agrees that it will not, and will cause the Subsidiary not to, take action during the Covenant Period, without prior notification to the Seller, that is likely to have the effect of (i) delaying Qualifying IBS Revenue from the Covenant Period to any future period or (ii) accelerating expenses from any future period to the Covenant Period. Notwithstanding the foregoing, the Buyer shall no longer be obliged to comply with this Section 10.3 upon the delivery by the Buyer to the Seller of all the Consideration Shares and the Earn-out Shares.

  10.4 Sharing of Data. The Seller shall have the right for a period of three years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer or the Subsidiary, as the case may be, pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer or the Subsidiary, as the case may be, shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records which are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business or is otherwise needed by the Buyer or the Subsidiary, as the case may be, to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

  10.5 Post-Closing Cooperation. The Seller and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Assets from the Seller to the Buyer or the Subsidiary, as the case may be, and the operation thereof by the Buyer or the Subsidiary, as the case may be.
  10.6 Collection of Accounts Receivable. The Buyer agrees that it shall, and shall cause the Subsidiary to, forward promptly to the Seller any monies, checks or instruments received by either of them after the Closing Date with respect to the accounts, accounts receivable, accrued revenue, notes and notes receivable existing on the Closing Date which are payable to the Business. The Buyer shall, and shall cause the
  Subsidiary to, provide to the Seller such reasonable assistance as the Seller may request with respect to the collection of any such accounts receivable.
  10.7 Cooperation in Litigation. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or a rising out of the Business prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.
  10.8 Filings. Each party hereto will cooperate with the other in the provision of all information reasonably required by such party in respect of any filings with any governmental body or stock exchange.

  10.9 Hop Exchange Premises. Within four weeks of the date hereof, the Buyer shall use its best efforts to sub-let or surrender the lease in respect of the Hop Exchange Premises as soon as practicable, including but not limited to making such premises available to prospective sub-tenants and entering into negotiations for the surrender of the lease of such premises. The Buyer shall remit to the Seller as soon as practicable any amounts received by the Buyer from any sub-tenant of such premises or an amount equal to the difference between the outstanding rent payable by the Buyer to the landlord in respect of such premises and the surrender value of such premises.
  10.10 Non-competition Agreement. For a period of three (3) years after the Closing Date, neither the Seller nor any Affiliate thereof shall develop, market or sell any product which has the same or substantially the same form, function and primary applications as the IBS Software, taken as a whole, and is intended to compete with the IBS Software.

11.  Transfer and Sales Tax.

Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Buyer shall be responsible for and shall pay
     (a) all sales, use, value added, transfer, documentary stamp or similar taxes, and
     (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder. If the Buyer shall fail to pay such amounts on a timely basis, the Seller may pay such amounts to the appropriate governmental authority or authorities, and the Buyer shall promptly reimburse the Seller for any amounts so paid by the Seller.
12.  Dispute Resolution.

  12.1 General. In the event that any dispute should arise between the Buyer and the Seller with respect to any matter covered by this Agreement, the Buyer and the Seller shall resolve such dispute in accordance with the procedures set forth in this Section 12.
  12.2 Consent of the Parties. In the event of any dispute between the parties with respect to any matter covered by this Agreement, the parties shall first use all reasonable efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within thirty
     (30) calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with
     Section 12.3, which shall be the exclusive remedy for disputes.
  12.3    Arbitration.

       (a) Either the Buyer or the Seller may submit any matter referred to in Section 12.1 to arbitration by notifying the other party hereto, in writing, of such dispute. Within ten (10) days after receipt of such notice, the Buyer and the Seller shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the London Court of International Arbitration. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any affiliate of any party to this Agreement.
       (b) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Seller shall meet, at which time the Buyer and the Seller shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.
       (c) The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to Section 12.3(b), to discuss each of the issues identified by the Buyer and the Seller. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the London Court of International Arbitration; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.
       (d) The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in Section 12.3(C). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.
       (e)     The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, including investigation costs incurred by the prevailing party in such proceedings, together with the fees of the arbitrator and the costs and expenses of the arbitration.
       (f) Any arbitration pursuant to this Section 12 shall be conducted in London, England. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and shall be final and binding upon the parties.
       (g) Notwithstanding the foregoing, nothing in this Section 12 shall be construed as limiting in any way the right of a party to seek injunctive relief under Section 10.2(C) with respect to any actual or threatened breach of this Agreement, from a court of competent jurisdiction.

  13.     Brokers.

  13.1 For the Seller. The Seller represents and warrants that it has not engaged any broker or finder (other than Southport Partners) or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller agrees to pay all fees, expenses and other compensation owed to Southport Partners. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.
  13.2 For the Buyer. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

14.  Notices.

Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:
  To the Seller:           McDonnell Information Systems Group plc
                              Maylands Park
                              Boundary Way
                              Hemel Hempstead
                              Hertfordshire HP2 7HU
                              Attention: Company Secretary

                              Fax number: (44) (1442) 274 018

     With a copy to:               Brobeck Hale and Dorr International
  Veritas House
  125 Finsbury Pavement
  London EC2A 1NQ
  Attention: Donald J. Guiney, Esq.

                        Fax number: (44) (171) 638 5888

  To the Buyer:            Management Technologies, Inc.
  630 Third Avenue
  New York
  New York 10017
  USA
  Attention: Peter Morris

Fax number: (212) 557-6967
WITH COPIES TO:
  BARATTA & GOLDSTEIN
  597 Fifth Avenue
  New York, NY 10017
  USA
  Attention: Joseph P. Baratta, Esq.
  Fax number: (212) 750-8297

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; (b) on the following day, if sent by facsimile transmission, or (C) three business days after being sent, if sent by registered or certified mail.
15.  Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither party may assign its respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to one or more Affiliates of the Buyer. If the Buyer assigns any of its rights, interests and/or obligations hereunder, to one or more Affiliates of the Buyer, then, unless the context otherwise requires, all references herein to the Buyer shall mean and include the such Affiliate(s). Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.
16.  Entire Agreement; Amendments; Attachments.

     16.1 This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller, by the consent of their respective Boards of Directors, or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.
     16.2 If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

17.  EXPENSES.

Except as otherwise expressly provided herein, the Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.
18.  LEGAL FEES.

In the event that legal proceedings are commenced by the Buyer against the Seller, or by the Seller against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.
19.  GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof (and not including the United Nations Convention on Contracts for the Internat ional Sale of Goods).
20.  SECTION HEADINGS.

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.
21.  SEVERABILITY.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
22.  COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.


IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.
SELLER:
  McDONNELL INFORMATION SYSTEMS
  GROUP PLC


BY /S/ JOHN KLEIN
  John Klein
  Director


BUYER:
  MANAGEMENT TECHNOLOGIES, INC.


  By: /s/ Peter Morris
PETER MORRIS